Exhibit 10.26

December 30, 2020

Darin Billerbeck

9420 Hawkshead Road

Reno,Nevada, 89521

Dear Darin,

We are very pleased to offer you employment with Everspin Technologies, Inc. as its interim Chief Executive Officer, which includes a management Director position on the Board of Directors. Your employment is subject to the terms and conditions set forth in this letter.

This letter is to confirm our understanding with respect to your employment by Everspin Technologies, Inc. or any present or future parent, subsidiary, affiliate, or successor thereof (collectively, the "Company"). The terms and conditions agreed to in this letter are referred to as the "Offer". In consideration of the mutual promises and covenants contained in this Offer, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, we have agreed as follows:

Employment

Subject to the terms and conditions of this Offer, you will be employed by the Company as a full time interim Chief Executive Officer ("CEO") reporting to the Company's Board of Directors ("Board"). You will have the responsibilities, duties and authority commensurate with the position of CEO as determined by the Board from time to time. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests during your employment.

Subject to the terms described in this letter, your employment will be deemed to have commenced on January 1, 2021. Your employment with the Company is deemed to be "at will" and can be terminated by the Company or you at any time without prior notice or without reason. The at will nature of your employment can only be changed by a written document issued by the Company's Board.

The principal location at which you will perform such services will be our facility in Chandler, Arizona.

Compensation

While you are employed, you will be paid as an exempt status employee with a base salary at the annual rate of $400,000.00 (the "Base Salary"). The Base Salary will be paid in bi-weekly installments in accordance with the Company's payroll practices as in effect, as may be amended from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

Bonus

You will be eligible to participate in the Company ' s 2021 Executive Bonus Program. In order to be eligible to receive any bonus under this Program, you must be employed at the time of any bonus payout. Any bonus payout under this Program would be subject to the review and discretion of the Company' s Compensation Committee, including a review of your performance with regard to the Company' s goals and the terms of this Program.

Equity Compensation

Subject to the approval of the Company ' s Board of Directors and any other necessary approvals, you will be granted 75,000 RSUs on the day you accept this offer (the "Grant Date"). The RSU price will be the price at the market close on the Grant Date with vesting to occur at a rate of 6,250 RSUs per month, so long as you continue in the role of CEO. No right to any RSUs is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Notwithstanding anything to the contrary, all terms and conditions of any RSUs granted to you shall be governed by the terms and conditions of the applicable agreement (as may be amended from time to time), which you will be required to sign.

Vacation

You will be entitled to vacation days in accordance with the Company' s policies as in effect from time to time.

Benefits

If this offer is accepted and you begin employment with the Company, you will be eligible to participate in any benefit plans and programs in effect from time to time, including group medical and life insurance and disability benefits, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

Monthly Stipend/Reimbursement of Expenses

The Company shall provide you with a monthly stipend of approximately $2,500.00 to cover the cost of executive housing. The Company shall also reimburse you for all reasonable out-of-pocket expenses necessarily incurred by you in connection with the performance of your duties in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information as dictated by the Board-approved policies of the Company.

Confidentiality Agreement

You shall be required to execute a Confidentiality and Non-Competition Agreement and remain subject to the Confidentiality and Non-Competition Agreement between you and the Company. The Confidentiality and Non-Competition Agreement will survive termination of your employment with the Company (regardless of the reason, if any, of such termination).

Contingencies

This offer of employment is contingent upon the satisfactory completion of the following:

(a)  Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.

(b)  Your execution of the Company' s form of Employee Proprietary Information and Inventions Agreement.

This offer will be withdrawn if any of the above conditions are not satisfied:

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much infom1ation about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

You will be subject to all applicable employment and other policies of the Company, as outlined in the Company's employee handbook and elsewhere. Your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any tin1e, with or without cause, and with or without notice.

This letter sets forth the entire agreement between us and supersedes any prior agreements or understandings between us pertaining to the subject matter of this letter. You acknowledge you have not signed this letter based on any representation that is not expressly stated in this letter.

All of us at the Company are excited at the prospect of you shifting into this role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within five business days.

Yours sincerely,

/s/ Michael B. Gustafson

Michael B. Gustafson

Chair of Compensation Committee

I accept the Company's offer of full-time employment pursuant to the terms and conditions described above and acknowledge receipt of the pay rate and pay day information.

By:	/s/ Darin Billerbeck

Name:	Darin Billerbeck

Date:	12/30/2020